Board of Directors Annual Compensation

Fiscal Year 06 Existing		Fiscal Year 07 Proposed

$ 18,000.00	Board Member Annual Director Fee	$ 30,000.00	*

$ 10,000.00	Audit Committee Chairman	$ 10,000.00

$ 10,000.00	Compensation Committee Chairman	$ 10,000.00

$ 5,000.00	Nominating and Corporate Governance Chairman	$ 5,000.00

$ 1,000.00	Per Board Meeting Attended	$ 2,500.00

$ 1,000.00	Per Committee Meeting Attended	$ 1,000.00

* Portion i.e. 1/3 could be restricted stock

Board Members would also be eligible to participate in the company's deferred compensation plan
20,000 share annual stock option grant
One time 20,000 share stock option grant for new board member